KABANI & COMPANY, INC.
Certified Public Accountants
17011 Beach Boulevard, Suite 1230
Huntington Beach, California 92647
Telephone 714-843-5453
Fax 714-843-5451
e-mail: hamid@kabanico.com

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use, in the registration statement on Form SB-2 of The KingThomason Group, Inc., and subsidiaries, of our report dated March 31, 2004 on our audit of , with respect to the consolidated financial statements of The KingThomason Group, Inc., and subsidiaries, included in a Form SB-2 Registration Statement of The KingThomason Group, Inc., and subsidiaries as of December 31, 2003 and the results of its operations and cash flows for the year then ended.

         /s/ Kabani & Company, Inc.

                        Kabani & Company, Inc.

Huntington Beach, California
December  20, 2004

Exhibit 23.4